Calculation of Filing Fee Tables
S-8
MONRO, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	2,115,000	$ 15.04	$ 31,809,600.00	0.0001531	$ 4,870.05
Total Offering Amounts:						$ 31,809,600.00		$ 4,870.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,870.05
Offering Note
[1]	(1) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of calculating the registration fee. The price for Monro, Inc.'s (the "Company") common stock, par value $0.01 per share ("Common Stock") being registered hereby is based on a price of $15.04 per share of Common Stock, which is the average of the high ($15.63) and low ($14.455) trading prices for a share of Common Stock on August 5, 2025, as reported on the Nasdaq Stock Market. (2) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A